Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL-YEAR 2009 RESULTS
Lumière Place Posts Significantly Increased Cash Flows
LAS VEGAS, February 5, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2009.
Revenues in the fourth quarter of 2009 were $245 million, a 5.4% decline from the prior-year period’s $259 million. We reviewed certain assets on our balance sheet and recorded $207 million of non-cash write-downs in the carrying value of various assets. We are evaluating some of those assets for the possibility of future disposal. These write-downs, as well as $5.0 million in severance costs related to the departure of the Company’s former chief executive officer and other corporate staff, are reflected in the Company’s net loss of $242 million for the 2009 fourth quarter. For the 2008 fourth quarter, the net loss was $298 million, including $313 million of non-cash write-downs.
For the year, revenue was virtually unchanged from last year at $1.0 billion. Net loss for the year was $258 million, including $207 million in non-cash write-downs, as compared to $323 million in 2008, including $318 million in non-cash write-downs.
Consolidated Adjusted EBITDA(1) for the 2009 fourth quarter declined 51% to $22.5 million compared to a very strong 2008 fourth quarter of $45.6 million. The 2009 fourth quarter included a weaker performance at two of the Company’s Louisiana properties and its Indiana property, as well as the aforementioned severance costs, partially offset by a strong showing by our newest property in St. Louis.
For the year, Consolidated Adjusted EBITDA increased 5.2% to $168 million in 2009 from the prior year’s $160 million. Strong performances by Lumière Place and Boomtown Bossier City were offset by declines, mainly in the fourth quarter, by L’Auberge du Lac and Boomtown New Orleans.
“The fourth quarter was a tough one for us, and we’re disappointed,” said John Giovenco, Pinnacle Entertainment’s interim chief executive officer. “While the first half of the year was solid, the continuing deterioration of the economy resulted in less visitation and lower play per customer. We started to feel the economic downturn in late summer and we increased our marketing efforts. As a result, we maintained or increased market share in many of our larger markets, but our margins declined.
“In spite of these difficult conditions, we were particularly pleased to see Lumière Place in St. Louis perform so well—a 19 percent increase in revenue and a 66 percent increase in Adjusted EBITDA in the fourth quarter. This heightens our confidence that the scheduled opening of River City in south St. Louis County will be successful. We plan to open River City on March 4, 2010, subject to approval by the Missouri Gaming Commission.
“As we enter 2010, we are focused on our commitment to increasing shareholder value,” Mr. Giovenco continued. “We’re concentrating on operating efficiency and, in particular, effective marketing. We’re evaluating our underperforming and non-strategic assets; reducing corporate overhead costs; taking a disciplined approach to capital spending; and developing Sugarcane Bay and Baton Rouge in Louisiana.

“To achieve these goals, we redesigned both our Sugarcane Bay and Baton Rouge projects, resulting in a reduction of more than $100 million in Sugarcane Bay’s cash construction costs; restructured corporate and property marketing to result in a significant net reduction in headcount; subsequent to year-end decided to put our Atlantic City assets up for sale; listed the company airplane for sale; hired two highly experienced general managers for Boomtown New Orleans and Lumière Place; moved to consolidate our three Las Vegas offices into one; reduced corporate overhead; and plan to institute a new compensation program that rewards executives for increasing long-term cash flow and EBITDA. We believe these actions will improve operating results.
“Separately, the board has engaged the international recruiting firm Heidrick & Struggles to help conduct the search for a new executive to succeed Pinnacle’s former chief executive officer, who left the company in the fourth quarter of 2009. The search is well underway, and we will announce a resolution at the appropriate time,” Mr. Giovenco said.
Recent Developments
•
The Company recently moved up the opening of River City, Pinnacle’s casino project in south St. Louis County, to March 4, 2010 from spring 2010, subject to various regulatory approvals. Construction of the casino facility and surrounding amenities is substantially complete. The Company is currently in the process of hiring and training River City’s workforce, which is expected to include more than 1,200 employees. River City is expected to be completed for less than its $357 million budget, excluding capitalized interest, non-cash rent and start-up cash.

•
In Atlantic City, the Company owns approximately 19 acres of land near the center of The Boardwalk and related assets. Subsequent to the end of the year, the Company made the strategic decision to sell its assets in Atlantic City, New Jersey, as the Company does not intend to develop its Atlantic City property.

•
In December 2009, the Louisiana Gaming Control Board approved the Company’s updated plans for its Sugarcane Bay at L’Auberge du Lac project in Lake Charles, Louisiana. The Sugarcane Bay project will include a new single-level riverboat casino; 400 high-quality guestrooms and suites; exciting new food and beverage outlets; and a multipurpose venue for entertainment and group meetings. The revised project’s budget is approximately $305 million, excluding operating cash and capitalized interest, and represents a reduction of more than $100 million from the previous construction budget. The updated Sugarcane Bay design retains the quality look and feel that distinguish L’Auberge du Lac, and fully integrates Sugarcane Bay with the existing L’Auberge du Lac footprint and infrastructure. Pinnacle expects to complete the Sugarcane Bay project by June 2011, although the casino operations may open sooner, subject to approval by the Louisiana Gaming Control Board. Approximately $235 million remains to be spent for the Sugarcane Bay project.

•
Entitlement and design work for the Company’s project in Baton Rouge continues. In October 2009, the Louisiana Gaming Control Board granted Pinnacle until March 31, 2010 to enter into a construction contract for the project. The gaming entertainment complex will be located on a portion of the 575 acres owned by Pinnacle and is expected to include a casino, a 100-guestroom hotel, and several dining and entertainment options. The preliminary budget for Baton Rouge is approximately $250 million, excluding capitalized interest, with approximately $240 million remaining to be spent.

•
Effective February 3, 2010, the Company entered into a settlement agreement with RSUI Indemnity Company (“RSUI”) in its pending lawsuit related to the loss caused by Hurricane Katrina. The settlement provides that within 10 days, RSUI will pay the Company the sum of $23.4 million in full settlement of all remaining claims against RSUI. The parties will also enter into a joint stipulation for dismissal of the lawsuit.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.
Property Highlights
L’Auberge du Lac
For the fourth quarter of 2009, revenues and Adjusted EBITDA were $78.2 million and $15.1 million, respectively. Results in the 2009 fourth quarter reflect a challenging revenue market and a lower-than-normal table games hold level. In addition, increased marketing costs adversely affected fourth quarter 2009 results, though L’Auberge du Lac’s market share improved to 52.6% in the period from 50.2% in the prior-year period. While the overall regional economy was softer in the 2009 fourth quarter compared to the 2008 period, unemployment statistics remain more favorable in this region than the nation as a whole. Revenues and Adjusted EBITDA for the 2008 fourth quarter were $89.3 million and $24.3 million, respectively.
On an annual basis, L’Auberge du Lac generated revenues of $339 million and Adjusted EBITDA of $79.2 million in 2009, compared to revenues and Adjusted EBITDA in 2008 of $343 million and $84.2 million. 2009 fourth quarter results were the primary contributor to the year-over-year variance.
Lumière Place
Lumière Place continued to perform strongly throughout 2009. Revenues for the fourth quarter of 2009 improved 18.8% to $56.1 million. Adjusted EBITDA rose 65.9% to $10.5 million, reflecting the continued maturation of the property since its opening in December 2007. In particular, marketing and payroll costs declined during the 2009 period. Market share at Lumière Place climbed from 17.1% in the 2008 fourth quarter to 20.5% in the 2009 period.
Annual revenues and Adjusted EBITDA for 2009 were $219 million and $42.0 million, respectively, compared to 2008 revenues and Adjusted EBITDA of $174 million and $10.1 million, respectively. As mentioned above, overall operational results continued to improve in 2009 as Lumière Place completed its second year of operations. In addition, the passage of Proposition A in November 2008, which eliminated certain betting restrictions in Missouri’s casinos, helped improve results.
Boomtown New Orleans
Revenues and Adjusted EBITDA for the fourth quarter of 2009 were $31.3 million and $5.7 million, respectively. For the fourth quarter of 2008, revenues and Adjusted EBITDA were $39.5 million and $13.9 million, respectively. Consistent with trends beginning in 2007, results in 2009 trended below those in 2008. Boomtown New Orleans was affected by market softness as reduced Katrina relief efforts and related spending, reduced construction activity, reduced discretionary income, and weaker economic conditions have dampened operating results throughout the region. As such, marketing efforts by the competition have increased dramatically. The property’s increased marketing programs did not produce intended results, and both the fourth quarter of 2009 and full-year 2009 results were below the prior-year periods.
For the full year, revenues and Adjusted EBITDA in 2009 were $138 million and $37.6 million, respectively, compared to 2008 revenues and Adjusted EBITDA of $158 million and $54.2 million, respectively.
Belterra Casino Resort
For the fourth quarter of 2009, Belterra’s revenues were $36.5 million compared to $38.3 million in the 2008 period. Adjusted EBITDA was $3.3 million in the fourth quarter of 2009 versus $6.0 million in the prior-year period. These results reflect the opening of expanded and enhanced casinos at two competing facilities, as well as softer general economic conditions. One of such expansions was the opening of a permanent casino at a racetrack near Indianapolis, replacing a temporary facility that had opened in 2008. The other was the replacement in June 2009 of a 13-year-old riverboat with a new $336 million facility at a casino near Cincinnati. As a result of competitive pressures in the market, 2009 fourth quarter results at Belterra reflect increased marketing spend to compete against the augmented competition.

Belterra’s 2009 revenues and Adjusted EBITDA were $162 million and $26.5 million, respectively, compared to 2008 revenues and Adjusted EBITDA of $169 million and $29.7 million, respectively. The decline in results from the prior year is due principally to additional competition.
Boomtown Bossier City
Revenues at Boomtown Bossier City for the 2009 fourth quarter were $20.1 million compared to $20.7 million in the same 2008 period. Adjusted EBITDA of $3.3 million in the 2009 fourth quarter compared to $3.9 million in the same 2008 period. We were able to maintain market share; however, revenues in the Bossier City/Shreveport market were down 13% for the fourth quarter of 2009 compared to the prior-year period.
Revenues and Adjusted EBITDA in 2009 were $90.9 million and $19.2 million, respectively, compared to 2008 revenues and Adjusted EBITDA of $89.0 million and $17.1 million, respectively. Boomtown Bossier City achieved increased revenues and Adjusted EBITDA, despite the competitive Bossier City/Shreveport gaming market, through a refinement of the property’s marketing efforts and certain cost-cutting measures. The Bossier City/Shreveport market saw a decline in revenues of 8% during 2009 as compared to 2008.
Boomtown Reno
For the fourth quarter of 2009, revenues were $9.0 million and Adjusted EBITDA loss was $1.3 million at Boomtown Reno. In the prior-year quarter, revenues were $8.9 million and Adjusted EBITDA loss was $1.5 million.
Boomtown Reno’s 2009 revenues were $38.7 million and Adjusted EBITDA loss was $2.6 million, compared to 2008 revenues of $46.0 million and Adjusted EBITDA loss of $4.4 million. Boomtown Reno has been affected by significant competition from northern California Native American casinos, as well as weak economic conditions in both the region and northern California. Improvements in Adjusted EBITDA loss for the period are due to cost-cutting measures. Employee headcount as of December 31, 2009 has decreased 11% from December 31, 2008. The Company has targeted additional areas at Boomtown Reno to further reduce costs in 2010.
Casino Magic Argentina
Casino Magic Argentina consists of a sizable casino-hotel facility in the city of Neuquén and several smaller casinos in other parts of the Province of Neuquén. For the fourth quarter of 2009, revenues and Adjusted EBITDA were $9.0 million and $1.7 million, respectively. Such results for the 2008 fourth quarter were $9.5 million and $2.2 million.
Revenues and Adjusted EBITDA for 2009 were $36.2 million and $9.1 million, respectively, compared to 2008 revenues and Adjusted EBITDA of $40.0 million and $11.8 million, respectively. Revenues have decreased due to a recent decline in the value of the Argentine peso, as well as weakness in the Argentine economy. The decrease in Adjusted EBITDA reflects the currency decline and inflation of certain costs, principally payroll costs.
President Casino
Due principally to competition from an expanded competing property across the river and the Company’s neighboring Lumière Place, revenues declined to $4.6 million in the 2009 fourth quarter from $5.5 million in the prior-year period. Adjusted EBITDA loss of $1.6 million was flat during the fourth quarter. For the full year, revenues in 2009 decreased to $20.4 million from $25.8 million in 2008. Property management has focused on cost-cutting measures that resulted in a reduced Adjusted EBITDA loss of $2.9 million for the 2009 year from an Adjusted EBITDA loss of $5.0 million for the prior-year period. Operations at the President Casino were also adversely affected in the year due to temporary flood-related closures.

On January 27, 2010, the Missouri Gaming Commission issued a preliminary order for disciplinary action against the President Riverboat Casino-Missouri, Inc. (“PRC-MO”), a wholly-owned subsidiary of Pinnacle Entertainment, Inc. and the operator of President Casino. The preliminary order proposes that the Missouri Gaming Commission revoke the license of the PRC-MO. The Missouri Gaming Commission alleges in its preliminary order that there has been a purposeful downgrading of the President Casino’s offerings and revenues, which it claims should subject PRC-MO to disciplinary action. The Company is examining all available legal remedies in connection with this matter.
Other Items
Corporate Expenses. Corporate overhead for the three months ended December 31, 2009 was $14.1 million, which includes $5.0 million of compensation expense related to the resignation of a corporate officer and other staff reductions at the Company’s corporate headquarters. In the fourth quarter of 2008, corporate expenses were $8.0 million. For the full year, corporate expenses were $40.2 million in 2009 (inclusive of the $5.0 million of compensation expense mentioned above) compared to $38.2 million in 2008. The Company is continuing its efforts to reduce costs across the Company. Pinnacle recently listed its corporate aircraft for sale. In addition, Pinnacle is in the process of examining and revamping its marketing department. Further, the Company is currently in the process of consolidating its office space in Las Vegas from three separate locations into one.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Gross interest expense before capitalized interest was $24.1 million in the 2009 fourth quarter versus $20.1 million in the prior-year period. Gross interest expense increased principally due to the replacement of less-expensive revolver borrowings with the issuance in July 2009 of long-term 8.625% senior notes due in 2017. Capitalized interest was $5.0 million and $1.8 million for the three months ended December 31, 2009 and 2008, respectively.
For the year ended December 31, 2009, gross interest expense before capitalized interest was $84.3 million compared to $78.1 million for the 2008 period. Capitalized interest was $13.7 million and $25.1 million for 2009 and 2008, respectively, reflecting the suspension of development activities in Atlantic City and partially offset by an increase in activities at our River City project.
Impairment of Real Estate and Development Costs. During the fourth quarter of 2009, the Company determined that, in accordance with applicable guidance, a triggering event had occurred for its land held in Atlantic City, New Jersey due to the continuing economic downturn of the gaming market in Atlantic City as the result of other competing markets, primarily Pennsylvania, as well as the continued deterioration in commercial real estate values in the area. The Company tested the book value of its land holdings for recoverability, and as a result of tests performed, it recorded impairment charges of $160 million during the fourth quarter. The Company recently decided to put its Atlantic City land up for sale.
During the fourth quarter of 2009, the Company re-evaluated the scope and design of its Sugarcane Bay and Baton Rouge projects. The Sugarcane Bay project was relocated from land adjacent to L’Auberge du Lac to the existing L’Auberge du Lac footprint. In addition, the size of the project, the anticipated amenities, and other items were reduced in scope. As a result of these changes, all of the previously capitalized development costs associated with the prior Sugarcane Bay design were fully impaired. Accordingly, Pinnacle recorded an impairment charge of $20.9 million in relation to Sugarcane Bay as of December 31, 2009.
The Company’s Baton Rouge project will be similar to the original design. However, the orientation of the hotel and structure has changed, resulting in the impairment of some of the design components. Pinnacle recorded an impairment charge of $0.7 million in relation to Baton Rouge as of December 31, 2009.

As a result of the events occurring in the fourth quarter of 2009 (and prior to the Missouri Gaming Commission’s preliminary order), the Company determined there was a triggering event to review the President Casino assets as of December 31, 2009. As a result of these tests, Pinnacle determined that certain assets were impaired and, as of December 31, 2009, recorded impairment charges of $3.4 million.
Due to the poor economic climate and prospective financial performance outlook in Reno, the Company determined a triggering event occurred for Boomtown Reno during the fourth quarter of 2009. As a result, Pinnacle tested all long-lived assets at Boomtown Reno for recoverability. As a result of these tests, Pinnacle recorded impairment charges of $2.9 million related to real estate during the fourth quarter of 2009, and an additional $7.4 million related to buildings and equipment, discussed below.
In addition, the scope of certain property improvement projects were reduced or cancelled. As a result of these updated plans, Pinnacle reviewed all previously capitalized development costs and recorded impairments as appropriate.
Impairment of Buildings, Riverboats and Equipment. As mentioned above, the Company determined a triggering event occurred for Boomtown Reno during the fourth quarter of 2009. As a result of these tests, Pinnacle recorded impairment charges of $7.4 million during the fourth quarter of 2009 related to certain buildings and equipment.
In late 2009, Pinnacle listed a corporate aircraft for sale and incurred an impairment charge of $8.7 million, which is the difference between the carrying value and the estimated fair value. The corporate aircraft is classified as an asset held for sale on our balance sheet.
Impairment of Indefinite-Lived Intangible Assets. As a result of the events preceding the January 27, 2010 preliminary order issued by the Missouri Gaming Commission, the Company performed an impairment analysis of the intangible assets of the President Casino as of December 31, 2009. As a result of analysis performed, Pinnacle recorded an impairment charge of $1.9 million in relation to the President Casino’s gaming license.
Discontinued Operations. In July 2008, the Company decided to discontinue operations of The Casino at Emerald Bay, the Company’s former boutique casino located in the Bahamas. This casino officially ceased operations on January 2, 2009. Results of operations for The Casino at Emerald Bay, including impairment charges, are reflected in discontinued operations. The Company also classifies its former Biloxi casino as discontinued operations pending final resolution of its outstanding insurance claim, including the related insurance proceeds received.
Liquidity
At December 31, 2009, the Company had approximately $130 million in cash and cash equivalents, approximately $70 million of which is used in day-to-day operations. As of December 31, 2009, $36.9 million was drawn under the Company’s $531 million bank credit facility and approximately $12.6 million of letters of credit were outstanding. As of that same date, the Company had invested approximately $283 million in River City and had also capitalized interest on the project of approximately $19.7 million. The cash budget for River City is $357 million, plus capitalized interest, non-cash rent and operating cash, which is consistent with earlier cash budget estimates. As of February 4, 2010, the Company had drawn $92.3 million under its credit facility, and anticipates additional borrowings to fund its development projects and other general corporate needs.
The Company has been working toward a refinancing of its current credit facility, which matures in December 2010. Banc of America Securities LLC and J.P. Morgan Securities, Inc. have been selected as Joint Lead Arrangers for this new credit facility, which has a maturity date of March 31, 2014. Commitments from banking institutions toward the new credit facility have been received in the amount of $375 million. The Company expects that the new credit facility will close in the next few business days. However, there can be no assurance that this closing will actually occur.

Community Contribution
The Company pays significant taxes in the communities in which it operates. During 2009, Pinnacle paid or accrued $266 million in gaming taxes, $23.0 million in payroll taxes, $18.8 million in property taxes, and $8.3 million in sales taxes.
Investor Conference Call
Pinnacle will hold a conference call for investors today, February 5, 2010, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2009 fourth quarter and full-year financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through February 19, 2010 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 54755025. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Net loss from continuing operations and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino in Lake Charles, Louisiana, to be called Sugarcane Bay at L’Auberge du Lac, and a casino in Baton Rouge, Louisiana.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, anticipated milestones, completion and opening schedules of various projects, construction schedules and budgets of the various projects, amenities and features of the various projects, ability to reduce corporate costs and overhead, ability of the Company to sell the company airplane and the Atlantic City assets, continued improvement of operations at Lumière Place, the continued benefits of Proposition A in Missouri, the successful opening of the River City Casino, the economic outlook of New Orleans area, the ability of the Company to borrow as it constructs its various projects under its Credit Facility may be constrained if the Company is unable to extend the maturity date and the Company’s ability to retain the gaming license for the President Casino are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy, as may be indicated by our fourth quarter 2009 results; (b) the Company’s substantial funding needs in connection with its development projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and/or sell assets in market conditions that may not be favorable; (c) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (d) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, may negatively affect the market for the Company’s securities and our new properties may compete with our existing properties; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (f) the loss of management and other key personnel could significantly harm our business and we may not be able to effectively replace members of management who have left the Company; (g) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (h) the gaming license of the President Casino may be revoked by the Missouri Gaming Commission; (i) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (j) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (k) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra, Boomtown, Casino Magic, L’Auberge du Lac, Lumière Place, River City and Sugarcane Bay are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Revenues:
Gaming	$214,146	$223,750	$908,692	$903,780
Food and beverage	14,398	15,994	62,461	63,248
Lodging	8,024	10,033	37,376	37,101
Retail, entertainment and other	8,453	9,150	37,080	40,555

	245,021	258,927	1,045,609	1,044,684

Expenses and other costs:
Gaming	134,957	132,274	543,047	542,309
Food and beverage	14,908	16,555	62,528	65,469
Lodging	5,677	8,503	23,966	24,613
Retail, entertainment and other	5,233	5,492	21,250	26,231
General and administrative	65,870	52,834	240,786	235,658
Depreciation and amortization	27,015	28,674	105,157	117,846
Pre-opening and development costs	7,612	9,457	28,732	55,371
Impairment of goodwill	—	28,543	—	28,543
Impairment of indefinite-lived intangible assets	1,850	41,387	1,850	41,387
Impairment of land and development costs	188,409	227,954	188,409	227,954
Impairment of buildings, riverboats and equipment	16,492	15,158	16,492	20,330
Write-downs, reserves and recoveries, net	689	1,267	1,708	4,292

	468,712	568,098	1,233,925	1,390,003

Operating loss	(223,691)	(309,171)	(188,316)	(345,319)
Other non-operating income	47	249	339	2,715
Interest expense, net of capitalized interest	(19,108)	(18,334)	(70,556)	(53,049)
Gain on sale of equity securities	—	—	12,914	—
Impairment of investment in equity securities	—	(6,452)	—	(29,088)
Loss on early extinguishment of debt	(636)	—	(9,467)	—

Loss from continuing operations before income taxes	(243,388)	(333,708)	(255,086)	(424,741)
Income tax (expense) benefit	1,062	35,925	(2,744)	54,545

Loss from continuing operations	(242,326)	(297,783)	(257,830)	(370,196)
Income (loss) from discontinued operations, net of income taxes	306	85	(472)	47,599

Net loss	$(242,020)	$(297,698)	$(258,302)	$(322,597)

Net loss per common share—basic
Loss from continuing operations	$(4.03)	$(4.97)	$(4.29)	$(6.17)
Income (loss) from discontinued operations, net of income taxes	0.00	0.00	(0.01)	0.79

Net loss per common share—basic	$(4.03)	$(4.97)	$(4.30)	$(5.38)

Net loss per common share—diluted
Loss from continuing operations	$(4.03)	$(4.97)	$(4.29)	$(6.17)
Income (loss) from discontinued operations, net of income taxes	0.00	0.00	(0.01)	0.79

Net loss per common share—diluted	$(4.03)	$(4.97)	$(4.30)	$(5.38)

Number of shares—basic	60,080	59,981	60,056	59,966
Number of shares—diluted	60,080	59,981	60,056	59,966

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$129,576	$115,712
Other assets	166,910	173,475
Land, buildings, riverboats and equipment, net	1,547,370	1,630,037

Total assets	$1,843,856	$1,919,224

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$286,076	$236,546
Long-term debt, including current portion	1,063,371	943,332

Total liabilities	1,349,447	1,179,878

Stockholders’ equity	494,409	739,346

Total liabilities and stockholders’ equity	$1,843,856	$1,919,224

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Revenues
L’Auberge du Lac	$78,236	$89,261	$339,034	$342,594
Lumière Place (a)	56,089	47,217	219,006	174,185
Boomtown New Orleans	31,268	39,495	137,662	158,351
Belterra Casino Resort	36,471	38,325	161,915	168,576
Boomtown Bossier City	20,107	20,714	90,902	88,956
Boomtown Reno	8,998	8,923	38,664	46,007
Casino Magic Argentina	9,001	9,481	36,195	40,006
President Casino	4,561	5,466	20,388	25,784
Other	290	45	1,843	225

Total Revenues	$245,021	$258,927	$1,045,609	$1,044,684

Adjusted EBITDA (b)
L’Auberge du Lac	$15,055	$24,313	$79,210	$84,227
Lumière Place (a)	10,511	6,337	41,960	10,145
Boomtown New Orleans	5,683	13,887	37,642	54,151
Belterra Casino Resort	3,283	6,039	26,488	29,724
Boomtown Bossier City	3,266	3,921	19,212	17,117
Boomtown Reno	(1,254)	(1,522)	(2,638)	(4,409)
Casino Magic Argentina	1,733	2,215	9,139	11,843
President Casino	(1,636)	(1,633)	(2,889)	(5,034)

	36,641	53,557	208,124	197,764
Corporate expenses	(14,104)	(7,960)	(40,169)	(38,156)

Consolidated Adjusted EBITDA (b)	$22,537	$45,597	$167,955	$159,608
Depreciation and amortization	(27,015)	(28,674)	(105,157)	(117,846)
Pre-opening and development costs	(7,612)	(9,457)	(28,732)	(55,371)
Non-cash share-based compensation	(4,161)	(2,328)	(13,923)	(9,204)
Impairment of goodwill	—	(28,543)	—	(28,543)
Impairment of indefinite-lived intangible assets	(1,850)	(41,387)	(1,850)	(41,387)
Impairment of land and development costs	(188,409)	(227,954)	(188,409)	(227,954)
Impairment of buildings, riverboats and equipment	(16,492)	(15,158)	(16,492)	(20,330)
Write-downs, reserves and recoveries, net	(689)	(1,267)	(1,708)	(4,292)
Other non-operating income	47	249	339	2,715
Interest expense, net of capitalized interest	(19,108)	(18,334)	(70,556)	(53,049)
Gain on sale of equity securities	—	—	12,914	—
Impairment of investment in equity securities	—	(6,452)	—	(29,088)
Loss on early extinguishment of debt	(636)	—	(9,467)	—
Income tax (expense) benefit	1,062	35,925	(2,744)	54,545

Loss from continuing operations	$(242,326)	$(297,783)	$(257,830)	$(370,196)

(a)
Lumière Place includes the Lumière Place Casino and two hotels. The Lumière Place Casino opened on December 19, 2007. The Pinnacle-owned Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Pre-opening and Development Costs
Atlantic City (a)	$3,856	$2,251	$12,124	$17,342
River City	3,058	2,309	7,965	6,065
Baton Rouge	322	996	5,769	7,452
Sugarcane Bay	282	1,022	2,021	3,188
Missouri Proposition A Initiative	—	874	—	7,861
Lumière Place	—	1,641	—	7,849
Kansas City (b)	—	227	—	4,595
Other	94	137	853	1,019

Total Pre-opening and Development Costs	$7,612	$9,457	$28,732	$55,371

(a)
In late 2008, management decided to complete certain demolition projects, but to otherwise suspend substantially all development activities in Atlantic City indefinitely. Such demolition activities were completed in December 2008. The continuing pre-opening and development costs include property taxes and other costs associated with ownership of the land.

(b)	The Company withdrew its application as an applicant for the Northeast Kansas Gaming Zone in September 2008.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Loss to Adjusted Net Loss
(In thousands, except per share data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP Net loss	$(242,020)	$(297,698)	$(258,302)	$(322,597)
Pre-opening and development costs	7,612	9,457	28,732	55,371
Non-cash share-based compensation	4,161	2,328	13,923	9,204
Impairment of assets	206,751	313,042	206,751	318,214
Write down, reserves, and recoveries, net	689	1,267	1,708	4,292
Gain on sale of equity securities	—	—	(12,914)	—
Impairment of investment in equity securities	—	6,452	—	29,088
Loss on early extinguishment of debt	636	—	9,467	—
Adjustment for taxes on above (b)	(959)	(133,850)	2,664	(167,508)
(Income) loss from discontinued operations	(306)	(85)	472	(47,599)

Adjusted net loss (a)	$(23,436)	$(99,087)	$(7,499)	$(121,535)

Adjusted per common share — diluted
GAAP Net loss	$(4.03)	$(4.97)	$(4.30)	$(5.38)
Pre-opening and development costs	0.13	0.16	0.48	0.92
Non-cash share-based compensation	0.07	0.04	0.23	0.15
Impairment of assets	3.44	5.21	3.44	5.31
Write down, reserves, and recoveries, net	0.01	0.02	0.03	0.07
Gain on sale of equity securities	—	—	(0.22)	—
Impairment of investment in equity securities	—	0.11	—	0.50
Loss on early extinguishment of debt	0.01	—	0.16	—
Adjustment for taxes on above (b)	(0.02)	(2.23)	0.04	(2.81)
(Income) loss from discontinued operations	(0.00)	—	0.01	(0.79)

Adjusted net loss per common share — diluted	$(0.39)	$(1.66)	$(0.13)	$(2.03)

Number of shares — diluted	60,080	59,981	60,056	59,966

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).

(b)	Our effective income tax rate for continuing operations for the three and twelve months ended December 31, 2009 was 0.44% and (1.08)%.